Exhibit 99.1

AGA Medical Reports 2010 Third Quarter Financial Results

MINNEAPOLIS, November 8, 2010 — AGA Medical Holdings, Inc. (AGA Medical) (NASDAQ: AGAM), a leading developer of interventional medical devices for the minimally invasive treatment of structural heart defects and vascular abnormalities, today reported financial results for the third quarter ended September 30, 2010.

Highlights of the Third Quarter of 2010 include:

•               The addition of left atrial appendage closure to an existing G-DRG (German Diagnosis Related Group) reimbursement code in the 2011 G-DRG Catalog which will be applicable to the company’s Amplatzer® Cardiac Plug; and

•               Continued enrollment in its U.S. RESPECT clinical trial, designed to evaluate the link between a patent foramen ovale (PFO) and cryptogenic stroke, with 807 patients enrolled in the study and 1,639 patient follow-up years as of October 31, 2010.

Financial Results for Third Quarter 2010 vs. Third Quarter 2009

Net sales for the third quarter of 2010 were $50.5 million, a 0.6% increase over $50.2 million for the third quarter of 2009. On a constant currency basis, net sales grew 4.3% year over year. Sales growth from the prior year quarter was negatively impacted by several items including the significant impact of currency, the delay in receiving FDA clearance for our Amplatzer Vascular Plug 4 and the temporary inability to import and sell products into India.  This was resolved in early October and the company has since resumed shipments. The company also experienced a continued delay in the issuance of a significant government tender in a Latin American country.

Gross margins for the third quarter of 2010 were 86.6% (86.9% on a constant currency basis) compared to 86.8% in the prior year period.

Total operating expenses for the third quarter of 2010 were $39.6 million as compared to $38.6 million in the third quarter of 2009. Total operating expenses for the third quarter of 2010 were lower than in the second quarter of 2010, at $39.6 million versus $40.6 million, respectively.

Selling, general and administrative expenses totaled $23.5 million in the third quarter of 2010 versus $25.4 million in the prior year period, a decrease of $1.9 million, primarily as a result of lower legal expenses and the effects of the appreciation of the U.S. dollar against foreign currencies, partially offset by an expansion of the company’s direct sales force in Europe and North America. Research and development spending totaled $12.0 million in the third quarter of 2010, an increase of $3.6 million from the third quarter of 2009, primarily due to increased spending as a result of strong patient enrollment in the company’s clinical trials.

Operating income for the third quarter of 2010 was $4.1 million versus $5.0 million in the prior year period.

EBITDA (net income/(loss) before interest income, interest expense, provision/(benefit) for income tax, depreciation and amortization) was $10.1 million in the third quarter 2010 versus $11.8 million in the prior year period. EBITDA margin was 20.1% for the third quarter 2010, compared to 23.4% for the third quarter 2009.

Net income for the third quarter was $1.5 million versus $2.2 million in the prior year period.  Including dividends for Series A and Series B preferred and Class A common stock accrued in the third quarter of 2009, the company reported net income/(loss) applicable to common stockholders of $1.5 million, or $0.03 per fully diluted and basic share, for the quarter ended September 30, 2010, compared to ($2.4) million, or ($0.11) per fully diluted and basic share, for the prior year period. The accrued dividends on these securities and the securities associated with these dividends were converted into common stock in connection with the company’s initial public offering in the fourth quarter of 2009.

Non-GAAP adjusted net income for the quarter ended September 30, 2010 was $4.5 million versus $7.9 million in the prior year period. Non-GAAP adjusted net income per fully diluted share was $0.09 for the quarter ended September 30, 2010 versus $0.19 for the prior year period calculated using fully diluted shares outstanding of approximately 51.2 million and 41.0 million respectively.  The significant increase in fully diluted weighted average shares outstanding was primarily due to the company’s initial public offering in the fourth quarter of 2009.

Cash and cash equivalents were $19.3 million as of September 30, 2010, representing a $4.6 million increase from cash and cash equivalents of $14.7 million as of June 30, 2010. This increase is net of a $5.0 million voluntary prepayment made on the company’s 10% senior subordinated note, reducing the outstanding principal balance to $10.0 million. In conjunction with the voluntary prepayment, the company recorded a non-cash charge of $0.4 million representing the related portion of the unamortized debt discount.

Proposed Transaction with St. Jude Medical

On October 15, 2010, St. Jude Medical, Inc. (St. Jude Medical) (NYSE: STJ) and AGA Medical entered into a definitive agreement calling for the acquisition by St. Jude Medical of all of the outstanding shares of AGA Medical for $20.80 per share in a cash and stock transaction valued at approximately $1.3 billion, including the assumption of approximately $225 million in outstanding debt. In connection with the proposed transaction, St. Jude Medical commenced an exchange offer on October 20, 2010, which is expected to be followed by a merger and to close by the end of the year.

In connection with the exchange offer, St. Jude Medical has filed with the SEC a Registration Statement on Form S-4 and a Tender Offer Statement on Schedule TO, and AGA Medical has filed a Solicitation/Recommendation Statement on Schedule 14D-9. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ST. JUDE MEDICAL, AGA MEDICAL AND THE PROPOSED TRANSACTION. This news release is for informational purposes only and does not constitute an offer to purchase, or a solicitation of an offer to sell shares of common stock of AGA Medical in any jurisdiction where such activities would be unlawful under the relevant laws in that jurisdiction, nor is it a substitute for the Registration Statement, Schedule TO, and Schedule 14D-9.

Investors and stockholders may obtain free copies of the Registration Statement on Form S-4, the Schedule TO and Schedule 14D-9 as well as other filings containing information about St. Jude Medical and AGA Medical without charge at the SEC’s website (www.sec.gov).

A free copy of the exchange offer materials are also available on St. Jude Medical’s website at www.sjm.com and a copy of the Schedule 14D-9 is available on AGA Medical’s website at www.amplatzer.com. Copies of the exchange offer materials may also be obtained free of charge from Georgeson, Inc., the information agent for the exchange offer, by calling toll-free at (877) 278-4774 (brokers and bankers call, (212) 440-9800).

Statement regarding Non-GAAP Financial Measures

The following provides information regarding non-GAAP financial measures used in this earnings release:

To supplement the company’s consolidated statement of operations presented in accordance with accounting principles generally accepted in the United States, or GAAP, the company has disclosed EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, non-GAAP adjusted net income and non-GAAP adjusted earnings per share, which are non-GAAP measures. EBITDA represents net income (loss) before interest income, interest expense, provision (benefit) for income tax, and depreciation and amortization.  EBITDA margin represents EBITDA divided by total net sales. Adjusted EBITDA and adjusted EBITDA margin represent EBITDA and EBITDA margin excluding the impact of the one-time litigation settlement expense. The company presents EBITDA and EBITDA margin because it believes these measures are useful indicators of its operating performance and adjusted EBITDA and adjusted EBITDA margin to present this operating performance measure without the impact of the one-time litigation settlement expense. Non-GAAP adjusted net income and adjusted earnings per share reflects certain non-cash and non-recurring items that are itemized in the “Reconciliation of Reported Results to Non-GAAP Financial Measures”. While the company believes that these financial measures are useful in evaluating the company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similarly entitled measures reported by other companies.  See “Consolidated Statements of Operations” for the quarters ended September 30, 2010 and 2009 included with this release for a reconciliation of EBITDA to net income and for a presentation of net income to non-GAAP adjusted net income and non-GAAP adjusted net income per diluted share.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, the company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand the company’s operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The company uses results on a constant currency basis as one measure to evaluate its performance. In this release, the company calculates constant currency by calculating current-year results using prior year foreign currency exchange rates. The company generally refers to such amounts calculated on a constant currency basis as excluding or adjusting for the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.  Results on a constant currency basis, as presented by the company, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

About AGA Medical

AGA Medical, based in Plymouth, Minnesota, is a leading innovator and manufacturer of medical devices for the treatment of structural heart defects and vascular abnormalities.  AGA Medical’s AMPLATZER® occlusion devices offer minimally invasive, transcatheter treatments that have been clinically shown to be safe and highly effective in defect closure.  AGA Medical is the only manufacturer with occlusion devices approved to close seven different structural heart defects, with leading market positions for each of its devices. More than 1,650 articles supporting the benefits of AMPLATZER products have been published in medical literature. AGA Medical markets its AMPLATZER products in 112 countries worldwide to interventional cardiologists, electrophysiologists, interventional radiologists and vascular surgeons.  More information about the company and its products can be found at http://www.amplatzer.com.

Forward-Looking Statements

This news release and any attachments may include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, in particular, earnings guidance, statements regarding enrollment rates in our clinical trials, statements regarding operating performance, and any statements about the company’s plans, strategies and prospects.  These statements are based on the beliefs of our management as well as assumptions made by, and information currently available to, the company. These statements reflect the company’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These factors include, among other things: failure to implement the company’s business strategy; failure to capitalize on the company’s expected market opportunities; lack of regulatory approval and market acceptance of the company’s new products, product enhancements or new applications for existing products; regulatory developments in key markets for the company’s AMPLATZER occlusion devices; failure to complete the company’s clinical trials or failure to achieve the desired results in our clinical trials; inability to successfully commercialize the company’s existing and future research and development programs; failure to protect the company’s intellectual property; decreased demand for the company’s products; product liability claims exposure; failure to otherwise comply with laws and regulations; changes in general economic and business conditions; changes in currency exchange rates and interest rates; costs and diversion of management’s attention relating to our proposed transaction with St. Jude Medical and unexpected delays or obstacles to completing the proposed transaction within the contemplated timeframe or at all; and other risks and uncertainties, including those detailed in the company’s most recent Annual Report on Form 10-K, as may be updated from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the company’s website at www.amplatzer.com).

For more information, visit www.amplatzer.com.

Contact:

Rachel Ellingson

AGA Medical

Vice President, Business Development and Investor Relations

763.531.3018

rellingson@amplatzer.com

AGA Medical Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Net sales	$50,481	$50,158	$155,507	$144,540
Cost of goods sold	6,776	6,599	21,763	23,603
Gross profit	43,705	43,559	133,744	120,937

Operating expenses:
Selling, general, and administrative	23,527	25,441	73,370	71,897
Research and development	12,028	8,428	33,648	24,905
Litigation settlement	—	—	31,859	—
Amortization of intangible assets	4,954	5,077	14,925	14,972
Change in purchase consideration	(937)	(353)	(1,090)	(1,051)
Loss on disposal of property and equipment	1	2	—	(23)
Total operating expenses	39,573	38,595	152,712	110,700
Operating income (loss)	4,132	4,964	(18,968)	10,237

Investment loss	—	—	—	(2,352)
Interest income	17	20	77	80
Interest expense	(2,768)	(3,994)	(7,219)	(12,143)
Other income (expense), net	(450)	320	(713)	1,595
Income (loss) before income taxes	931	1,310	(26,823)	(2,583)

Income tax benefit	(571)	(879)	(10,739)	(573)

Net income (loss)	1,502	2,189	(16,084)	(2,010)

Less Series A and B preferred stock and Class A common stock dividends	—	(4,569)	—	(13,040)

Net Income (loss) applicable to common stockholders	$1,502	$(2,380)	$(16,084)	$(15,050)

Net income (loss) per common share-basic	$0.03	$(0.11)	$(0.32)	$(0.70)

Net income (loss) per common share-diluted	$0.03	$(0.11)	$(0.32)	$(0.70)

Weighted average common shares-basic	50,244	21,483	50,168	21,483

Weighted average common shares- diluted	51,189	21,483	50,168	21,483

Operating Statistics:
EBITDA	$10,126	$11,747	$(401)	$28,165
EBITDA Margin	20.1%	23.4%	-0.3%	19.5%

Adjusted EBITDA	$10,126	$11,747	$31,458	$28,165
Adjusted EBITDA Margin	20.1%	23.4%	20.2%	19.5%

The following is a reconciliation of EBITDA to net income (loss) for the periods represented (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Net income (loss)	$1,502	$2,189	$(16,084)	$(2,010)
Interest income	(17)	(20)	(77)	(80)
Interest expense	2,768	3,994	7,219	12,143
Depreciation/amortization	6,444	6,463	19,280	18,685
Income taxes	(571)	(879)	(10,739)	(573)

EBITDA	10,126	11,747	(401)	28,165

Litigation settlement	—	—	31,859	—
Adjusted EBITDA	$10,126	$11,747	$31,458	$28,165

AGA Medical Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	September 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,338	$24,470
Accounts receivable, less allowance for doubtful accounts of $809 and $481 and discounts of $225 and $395 at September 30, 2010 and December 31, 2009, respectively	48,888	48,730
Inventory	11,893	12,408
Prepaid expenses	1,806	1,408
Income tax receivable	7,815	2,762
Other tax receivable	—	799
Deferred tax assets, net	7,670	8,339
Total current assets	97,410	98,916
Property and equipment, net	36,581	38,669
Goodwill	84,246	85,381
Intangible assets, net	95,237	111,655
Restricted cash	8,278	3,304
Other assets, net	403	379
Deferred tax assets, net	504	—
Deferred financing costs, net	2,167	2,276
Total assets	$324,826	$340,580

Liabilities and stockholders’ equity
Current liabilities:
Reserve for customer returns	$8,814	$9,335
Trade accounts payable	8,625	8,643
Accrued royalties	2,292	2,299
Accrued interest	1,137	1,462
Accrued wages	11,789	10,549
Short-term obligations to former distributors, less discount	3,341	7,880
Accrued expenses	4,481	5,391
Income taxes payable	297	2,913
Total current liabilities	40,776	48,472
Long-term debt, less current portion	196,963	196,963
Senior subordinated note payable, less discount of $663 and $1,383 at September 30, 2010 and December 31, 2009, respectively	9,337	13,617
Long-term obligations to former distributors, less discount	4,738	9,382
Deferred gain contingency	2,879	—
Long-term litigation settlement, less discount	24,914	—
Deferred tax liabilities	19,152	32,984
Accrued income taxes	2,915	2,705
Stockholders’ equity:
Common stock, $0.01 par value:
Authorized shares—400,000
Issued and outstanding shares—50,268 at September 30, 2010 and 50,094 at December 31, 2009	503	501
Additional paid-in capital	278,654	273,309
Excess purchase price over Predecessor basis	(63,500)	(63,500)
Accumulated other comprehensive income	(3,057)	(489)
Accumulated deficit	(189,448)	(173,364)
Total stockholders’ equity	23,152	36,457
Total liabilities and stockholders’ equity	$324,826	$340,580

AGA Medical Holdings, Inc.

Reconciliation of Net Sales to Net Sales Excluding the Impact of Foreign Currency

(dollars in thousands - unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Net sales, as reported	$50,481	$50,158	$155,507	$144,540
Currency impact as compared to prior period	1,825	—	1,427	—
Net sales, excluding the impact of foreign currency	$52,306	$50,158	$156,934	$144,540

AGA Medical Holdings, Inc.

Reconciliation of Reported Results to Non-GAAP Financial Measures

(dollars in thousands - unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Net income (loss), as reported	$1,502	$2,189	$(16,084)	$(2,010)
Pre-tax impact of reconciling items:
Amortization	4,954	5,077	14,925	14,972
Distributor inventory conversion costs	—	—	—	3,744
Litigation settlement	—	—	31,859	—
Interest accretion for litigation settlement	263	—	555	—
Litigation/non-recurring legal costs	—	4,038	—	10,514
Change in purchase consideration	(937)	(353)	(1,177)	(1,051)
Investment loss/write-off of early stage investment	—	—	—	2,352
Write-off of discount on sub-debt	356	—	356	—
Total	4,636	8,762	46,518	30,531

Total tax effect on non-GAAP adjustments(1)	(1,623)	(3,067)	(14,897)	(9,862)

Net income, as adjusted	$4,515	$7,884	$15,537	$18,659

Net income, as adjusted, per diluted share	$0.09	$0.19	$0.30	$0.46

Weighted average common shares-diluted(2)	51,189	40,956	51,171	40,963

Notes:

(1)          The total tax effect on non-GAAP adjustments for the quarter ended September 30, 2010 was calculated using a 35% effective tax rate for all items.

(2)          Weighted average common shares on a fully diluted basis for the three and nine months ended September 30, 2009 and for the nine months ended September 30, 2010 were recalculated to reflect what they would have been had the company been in a net income position.